Supplement to
Prospectus Supplement dated June 28, 2007
(to Prospectus dated June 27, 2007)

                                  $260,408,578
                                  (Approximate)

                                IndyMac MBS, Inc.
                                    Depositor

                           [IndyMac Bank, F.S.B. LOGO]
                          Sponsor, Seller and Servicer

                    IndyMac IMJA Mortgage Loan Trust 2007-A1
                                 Issuing Entity

               Mortgage Pass-Through Certificates, Series 2007-A1

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      This Supplement amends the prospectus supplement dated June 28, 2007 (the
"Prospectus Supplement") that has been issued with respect to the IndyMac IMJA Mortgage Loan Trust 2007-A1, Mortgage Pass-Through Certificates, Series 2007-A1 (the "Certificates"), as described below.

      o Clause (6) in the Summary section "Priority of Distributions--Senior Certificates (other than the notional amount certificates and Class PO Certificates)," on page S-14 of the Prospectus Supplement, is hereby deleted in its entirety and replaced by the following:

      "(6) to the Class A-3 and Class A-4 Certificates, without regard to their aggregate targeted balance (as described in this prospectus supplement under "Description of the Certificates--Principal"), in the following priority:

            (i) to the Class A-3 Certificates, an amount up to the amount necessary to reduce its class certificate balance to the targeted balance (as described in this prospectus supplement under "Description of the Certificates--Principal") for that distribution date;

            (ii) to the Class A-4 Certificates, until its class certificate balance is reduced to zero; and

            (iii) to the Class A-3 Certificates, without regard to its targeted balance, until its class certificate balance is reduced to zero;"

      o Clause (6) of "Description of the Certificates--Principal--Senior Principal Distribution Amount," on page S-61 of the Prospectus Supplement, is hereby deleted in its entirety and replaced by the following:

      "(6) to the Class A-3 and Class A-4 Certificates, without regard to the Aggregate Targeted Balance, in the following priority:

            (i) to the Class A-3 Certificates, an amount up to the amount necessary to reduce its Class Certificate Balance to the Targeted Balance for that Distribution Date;

            (ii) to the Class A-4 Certificates, until its Class Certificate Balance is reduced to zero; and

            (iii) to the Class A-3 Certificates, without regard to its Targeted Balance, until its Class Certificate Balance is reduced to zero;"

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UBS Investment Bank                                                  [HSBC LOGO]

                                  July 19, 2007